UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2007

EATON VANCE CORP. (Exact name of registrant as specified in its charter)

Maryland	1-8100	04-2718215
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

255 State Street, Boston, Massachusetts		02109
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 482-8260

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e -4(c))

INFORMATION INCLUDED IN THE REPORT

Item 9.01. Financial Statements and Exhibits

Registrant has reported its results of operations for the three months and fiscal year ended October 31, 2007, as described in Registrant’s news release dated November 20, 2007, a copy of which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Exhibit No.	Document
99.1	Press release issued by the Registrant dated November 20, 2007.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EATON VANCE CORP.
(Registrant)

Date:	November 20, 2007	/s/ Robert J. Whelan
Robert J. Whelan, Chief Financial Officer

EXHIBIT INDEX

     Each exhibit is listed in this index according to the number assigned to it in the exhibit table set forth in Item 601 of Regulation S-K. The following exhibit is filed as part of this Report:

Exhibit No.	Description
99.1	Copy of Registrant's news release dated November 20, 2007.

Exhibit 99.1

November 20, 2007

FOR IMMEDIATE RELEASE

EATON VANCE CORP. REPORT FOR THE THREE MONTHS AND FISCAL YEAR ENDED OCTOBER 31, 2007

Boston, MA—Eaton Vance reported earnings per diluted share of $0.47 in the fourth quarter of fiscal 2007 compared to earnings per diluted share of $0.29 in the fourth quarter of fiscal 2006, an increase of 62 percent. Earnings for the quarter were reduced by approximately $0.05 per diluted share due to costs associated with the previously announced reorganization of Eaton Vance Distributors, Inc. and a loss realized on an interest rate lock entered into in connection with the Company’s issuance of ten year senior notes in September. Fourth quarter fiscal 2006 earnings were reduced by $0.06 per diluted share by expenses associated with the early retirement of long-term debt in August 2006.

For the fiscal year, the Company earned $1.06 per diluted share compared to $1.17 per diluted share in fiscal 2006. In addition to the fourth quarter costs mentioned above, fiscal 2007 earnings were reduced by approximately $0.65 per diluted share by closed-end fund related expenses incurred earlier in the fiscal year. These expenses consisted of structuring fee payments of $76.0 million and sales-based compensation of $14.8 million incurred in connection with $10.0 billion of new closed-end fund sales during the year and one-time payments of $52.2 million made to terminate the Company’s compensation agreements with Merrill Lynch and AG Edwards related to certain closed-end funds offered in prior years.

Assets under management increased 25 percent, or $32.8 billion, to $161.7 billion at October 31, 2007 from $128.9 billion at October 31, 2006. The growth in assets under management in fiscal 2007 reflects record long-term fund and separate account net inflows of $22.9 billion and market price appreciation of $11.9 billion. Gross sales and other inflows into long-term funds and separate accounts were a record $46.4 billion.

“Eaton Vance achieved another year of outstanding results in fiscal 2007,” said Thomas E. Faust Jr., Chairman and Chief Executive Officer. “Gross and net inflows and assets under management all set new highs. Annual revenues exceeded $1 billion for the first time in Company history. Long-term investment performance across a broad range of asset classes continued to be excellent. The Company’s strong operating cash flows combined with proceeds of the recent debt offering allowed us to repurchase our stock aggressively and to increase our quarterly dividend by 25 percent. By all measures, it was an exceptional year.”

Fourth Quarter Highlights

Net inflows in the fourth quarter of fiscal 2007 of $2.2 billion were five percent greater than net inflows of $2.1 billion in the fourth quarter of fiscal 2006. Open-end fund net inflows decreased 78 percent to $0.4 billion from $1.8 billion, reflecting a slowdown in income fund sales and an increase in income fund redemptions as a result of recent turmoil in the credit markets. Private fund net inflows of $0.3 billion resulted from the positive net sales of both the Company’s institutional bank loan fund and its privately offered equity funds for high-net-worth investors. Retail managed account net inflows increased to $0.8 billion from $0.6 billion in the same period last year. Institutional and high-net-worth net inflows of $0.6 billion in the fourth quarter of fiscal 2007 resulted primarily from strong inflows for affiliate Parametric Portfolio Advisors. Tables 1-4 on page 7 summarize the Company’s assets under management and asset flows by investment category.

Revenue in the fourth quarter of fiscal 2007 increased $66.5 million, or 29 percent, to $293.8 million compared to revenue in the fourth quarter of fiscal 2006 of $227.3 million. Investment advisory and administration fees increased 35 percent to $212.9 million, reflecting both a 26 percent increase in average assets under management and an increase in the Company’s average effective investment management fee rate. Distribution and underwriter fees increased 9 percent and service fee revenue increased 20 percent, due to the increase in fund assets that pay these fees.

Operating expenses in the fourth quarter of fiscal 2007 increased 21 percent to $188.0 million compared to operating expenses of $154.9 million in the fourth quarter of fiscal 2006. Compensation expense increased 28 percent due to increases in employee headcount, base salaries, stock-based compensation expense and higher bonus accruals. Compensation expense in the fourth quarter of fiscal 2007 includes $3.9 million in severance costs (approximately $0.02 per diluted share) associated with the management reorganization of Eaton Vance Distributors, Inc. announced in October.

Amortization of deferred sales commissions increased 10 percent in the fourth quarter of fiscal 2007 compared to the fourth quarter of fiscal 2006, as growth in Class C share fund sales and assets more than offset the continuing decline in Class B share fund sales and assets. Service fee expense increased 24 percent, in line with the increase in assets subject to service fees. Distribution expense increased 5 percent as a result of increases in sales support expenses and distribution fees on Class C fund shares. Fund expenses increased 23 percent due to growth in fund assets for which the Company employs a subadvisor. Other expenses increased 31 percent primarily due to increases in information technology, travel, facilities, and consulting expenses.

Operating income increased 46 percent to $105.8 million in the fourth quarter of fiscal 2007 from $72.4 million in the fourth quarter of fiscal 2006.

In evaluating operating performance, the Company considers operating income and net income, which are calculated on a basis consistent with accounting principles generally accepted in the United States of America (“GAAP”), as well as adjusted operating income, a non-GAAP performance measure. Adjusted operating income is defined as operating income plus closed-end fund structuring fees and one-time payments, stock-based compensation and the write-off of any intangible assets associated with the Company’s acquisitions. The Company believes that adjusted operating income is a key indicator of the Company’s ongoing profitability and therefore uses this measure as the basis for calculating performance-based management incentives. Adjusted operating income is not, and should not be construed to be, a substitute for operating income computed in accordance with GAAP. However, in assessing the performance of the business, Management and the Board of Directors look at adjusted operating income as a measure of underlying performance, since amounts resulting from one-time events (e.g., the offering of a closed-end fund) do not necessarily represent normal results of operations. In addition, when assessing performance, Management and the Board look at performance both with and without stock-based compensation.

The following table provides a reconciliation of operating income to adjusted operating income:

Reconciliation of Operating Income to Adjusted Operating Income

	For the Three Months			For the Twelve Months
	Ended			Ended
	October 31,			October 31,

			%			%
(in thousands)	2007	2006	Change	2007	2006	Change

Operating income	$105,790	$72,385	46%	$232,937	$264,966	-12%
Closed-end fund
structuring	-	867	nm	75,998	1,610	nm
fees
Payments to terminate
closed-
	-	-		52,178	-
end fund compensation			-			nm
agreements
Write-off of intangible	-	-	-	-	8,876	nm
assets
Stock-based	9,915	7,544	31%	43,304	36,313	19%
compensation

Adjusted operating income	$115,705	$80,796	43%	$404,417	$311,765	30%

Interest income in the fourth quarter of fiscal 2007 increased 67 percent from the fourth quarter of fiscal 2006 due to an increase in average cash and short-term investment balances. Cash and short-term investment balances on October 31, 2007 reflect the proceeds of the Company’s $500.0 million September debt offering. Interest expense in the fourth quarter of fiscal 2007 decreased 76 percent from the fourth quarter of fiscal 2006 due to the extinguishment of the

Company’s Liquid Yield Option Notes in August 2006. The Company had net losses on investments in the fourth quarter of fiscal 2007 compared to net gains in the fourth quarter of fiscal 2006, reflecting a $6.7 million loss realized on an interest-rate lock entered into in connection with the Company’s September 2007 debt offering. The Company’s effective tax rate, calculated as a percentage of income before minority interest and equity in net income of affiliates, was 39.7 percent and 39.3 percent in the fourth quarter of fiscal 2007 and 2006, respectively. Net income in the fourth quarter of fiscal 2007 increased 59 percent to $61.4 million compared to $38.5 million in the fourth quarter of fiscal 2006.

Annual Highlights

Fiscal 2007 revenue increased by 26 percent, or $221.9 million, to $1.084 billion compared to fiscal 2006 revenue of $862.2 million. Investment advisory and administration fees increased 30 percent to $773.6 million, reflecting a 24 percent increase in average assets under management and an increase in the Company’s average effective management fee rate. Distribution and underwriter fees increased 7 percent and service fee revenue increased 25 percent, due to an increase in fund assets that pay these fees.

Operating expenses in fiscal 2007 increased 43 percent to $851.2 million from $597.2 million in fiscal 2006, reflecting structuring fee payments and sales-based incentives of $76.0 million and $14.8 million, respectively, associated with fiscal 2007 closed-end fund issuances and one-time payments of $52.2 million made to terminate the Company’s compensation agreements with Merrill Lynch and AG Edwards related to certain closed-end funds offered in prior years. Compensation expense increased 30 percent due to higher sales-based incentive payments and increases in employee headcount, base salaries, stock-based compensation expense and higher bonus accruals. Compensation expense in fiscal 2007 also includes $3.9 million in severance costs associated with the management reorganization of Eaton Vance Distributors, Inc. as described above.

Amortization of deferred sales commissions increased 6 percent in fiscal 2007 compared to fiscal 2006, as growth in Class C share fund sales and assets more than offset the continuing decline in Class B share fund sales and assets. Service fee expense increased 24 percent, in line with the increase in assets that are subject to service fees. Distribution expense increased 122 percent as a result of $76.0 million in one-time structuring fees related to closed-end fund offerings in fiscal 2007, $52.2 million in payments made to terminate certain closed-end fund compensation agreements and increases in sales support expenses and distribution fees on Class C fund shares. Fund expenses increased 20 percent related to increases in asset-based sub-advisory fees and other fund-related expenses paid by the Company. Other expenses increased 17 percent primarily due to increases in information technology, facilities, travel and consulting expenses.

Operating income decreased 12 percent to $232.9 million in fiscal 2007 from $265.0 million in fiscal 2006.

Interest income increased 31 percent due to higher interest earned on cash and short-term investments. Interest expense decreased 77 percent due to the extinguishment of the Company’s Liquid Yield Option Notes in August 2006. The Company had net losses on investments in fiscal 2007 compared to net gains in fiscal 2006, reflecting a $6.7 million loss realized on an interest rate lock entered into in connection with the Company’s September 2007 debt offering. The Company’s effective tax rate, calculated as a percentage of income before minority interest and equity in net income of affiliates, was 39.1 percent in fiscal 2007 and 38.9 percent in of fiscal 2006. Net income decreased 10 percent to $142.8 million in fiscal 2007 from $159.4 million in fiscal 2006.

Cash, cash equivalents and short-term investments increased to $485.1 million on October 31, 2007 from $227.4 million on October 31, 2006, reflecting the proceeds of the debt offering completed in September 2007. During fiscal 2007, the Company’s strong operating cash flows and the debt offering proceeds enabled it to fund $442.3 million in share repurchases and $60.3 million in dividends to shareholders, in addition to $128.2 million of closed-end fund structuring fees and compensation agreement buyouts. There were no outstanding borrowings against the Company’s $200.0 million credit facility on October 31, 2007.

During fiscal 2007, the Company repurchased and retired 10.8 million shares of its non-voting common stock at an average price of $40.85 per share under its repurchase authorizations. Approximately 7.2 million shares remain of the current 8.0 million share authorization.

Eaton Vance Corp., a Boston-based investment management firm, is traded on the New York Stock Exchange under the symbol EV. Through its subsidiaries, Eaton Vance Corp. manages funds and separate accounts for individual and institutional clients. As of October 31, 2007, the Company had $161.7 billion of assets under management.

This news release contains statements that are not historical facts, referred to as “forward- looking statements.” The Company’s actual future results may differ significantly from those stated in any forward-looking statements, depending on factors such as changes in securities or financial markets or general economic conditions, the volume of sales and repurchases of fund shares, the continuation of investment advisory, administration, distribution and service contracts, and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Eaton Vance Corp. Summary of Results of Operations (in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended

	October 31,	October 31,	%	October 31,	October 31,	%
	2007	2006	Change	2007	2006	Change

Revenue:
Investment advisory and administration fees	$ 212,886	$ 157,456	35%	$ 773,612	$ 594,632	30%
Distribution and underwriter fees	37,666	34,603	9	148,369	139,111	7
Service fees	40,616	33,916	20	154,736	124,025	25
Other revenue	2,640	1,308	102	7,383	4,426	67

Total revenue	293,808	227,283	29	1,084,100	862,194	26

Expenses:
Compensation of officers and employees	79,958	62,694	28	316,963	244,620	30
Amortization of deferred sales commissions	14,158	12,880	10	55,060	52,048	6
Service fee expense	32,951	26,486	24	121,748	98,262	24
Distribution expense	32,019	30,453	5	253,344	114,052	122
Fund expenses	5,810	4,715	23	19,974	16,589	20
Other expenses	23,122	17,670	31	84,074	71,657	17

Total expenses	188,018	154,898	21	851,163	597,228	43

Operating Income	105,790	72,385	46	232,937	264,966	(12)

Other Income/(Expense):
Interest income	3,509	2,095	67	10,511	8,033	31
Interest expense	(2,752)	(11,470)	(76)	(2,894)	(12,850)	(77)
Gains/losses on investments	(4,722)	78	NM	(1,943)	3,667	(153)
Foreign currency losses	(34)	(40)	(15)	(262)	(222)	18
Impairment loss on investments	-	-	-	-	(592)	NM

Income Before Income Taxes, Minority Interest,
Equity in Net Income of Affiliates and Cumulative
Effect of Change in Accounting Principle	101,791	63,048	61	238,349	263,002	(9)

Income Taxes	(40,360)	(24,794)	63	(93,200)	(102,245)	(9)

Minority Interest	(1,942)	(1,273)	53	(6,258)	(5,103)	23

Equity in Net Income of Affiliates, Net of Tax	1,894	1,546	23	3,920	4,349	(10)

Net Income Before Cumulative Effect of Change in
Accounting Principle	61,383	38,527	59	142,811	160,003	(11)

Cumulative Effect of Change in Accounting Principle,
Net of Tax	-	-	NM	-	(626)	NM

Net Income	$ 61,383	$ 38,527	59	$ 142,811	$ 159,377	(10)

Earnings Per Share Before Cumulative Effect of
Change in Accounting Principle:
Basic	$ 0.51	$ 0.30	70	$ 1.15	$ 1.25	(8)

Diluted	$ 0.47	$ 0.29	62	$ 1.06	$ 1.18	(10)

Earnings Per Share:
Basic	$ 0.51	$ 0.30	70	$ 1.15	$ 1.25	(8)

Diluted	$ 0.47	$ 0.29	62	$ 1.06	$ 1.17	(9)

Dividends Declared, Per Share	$ 0.15	$ 0.12	25	$ 0.51	$ 0.42	21

Weighted Average Shares Outstanding:
Basic	121,347	126,434	(4)	124,527	127,807	(3)

Diluted	131,709	133,427	(1)	135,252	137,004	(1)

                                                                                        Page 10 of 12

Eaton Vance Corp. Balance Sheet (in thousands, except per share figures)

	October 31,	October 31,
	2007	2006

ASSETS
Current Assets:
Cash and cash equivalents	$ 434,957	$ 206,705
Short-term investments	50,183	20,669
Investment advisory fees and other receivables	116,979	94,669
Other current assets	8,033	7,324

Total current assets	610,152	329,367

Other Assets:
Deferred sales commissions	99,670	112,314
Goodwill	103,003	96,837
Other intangible assets, net	35,988	34,549
Long-term investments	86,111	73,075
Equipment and leasehold improvements, net	26,247	21,495
Other assets	5,660	558

Total other assets	356,679	338,828

Total assets	$ 966,831	$ 668,195

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accrued compensation	$ 106,167	$ 80,975
Accounts payable and accrued expenses	66,955	33,660
Dividend payable	17,780	15,187
Other current liabilities	26,797	9,823

Total current liabilities	217,699	139,645

Long-Term Liabilities:
Long-term debt	500,000	-
Deferred income taxes	11,740	22,520

Total long-term liabilities	511,740	22,520

Total liabilities	729,439	162,165

Minority interest	8,224	9,545

Commitments and contingencies	-	-

Shareholders' Equity:
Common stock, par value $0.00390625 per share:
Authorized, 1,280,000 shares
Issued, 371,386 and 309,760 shares, respectively	1	1
Non-voting common stock, par value $0.00390625 per share:
Authorized, 190,720,000 shares
Issued, 117,798,378 and 126,125,717 shares, respectively	460	493
Notes receivable from stock option exercises	(2,342)	(1,891)
Accumulated other comprehensive income	3,193	4,383
Retained earnings	227,856	493,499

Total shareholders' equity	229,168	496,485

Total liabilities and shareholders' equity	$ 966,831	$ 668,195

Table 1		Table 2
Asset Flows (in millions)		Assets Under Management
Twelve Months Ended October 31, 2007		By Investment Category (in millions)

			October 31,	October 31,	%
Assets 10/31/2006 - Beginning of Period	$ 128,907		2007	2006	Change

Long-term fund sales and inflows	35,846	Equity Funds	$ 75,519	$ 53,221	42%
Long-term fund redemptions and outflows	(16,680)	Fixed Income Funds	24,632	21,482	15%
Long-term fund net exchanges	(174)	Bank Loan Funds	20,381	19,982	2%
Long-term fund mkt. value change	6,855	Cash Management Funds	1,586	3,728	-57%
Institutional and HNW account inflows	4,410	Separate Accounts	39,553	30,494	30%

Institutional and HNW account outflows	(4,411)	Total	$ 161,671	$ 128,907	25%

Institutional and HNW assets acquired [1]	270
Retail managed account inflows	6,160
Retail managed account outflows	(2,414)
Separate account mkt. value change	5,044
Change in cash management funds	(2,142)

Net change	32,764

Assets 10/31/2007 - End of Period	$ 161,671

Table 3 Asset Flows by Investment Category (in millions)

	Three Months Ended		Twelve Months Ended

	October 31,	October 31,	October 31,	October 31,
	2007	2006	2007	2006

Equity Fund Assets - Beginning of Period	$ 69,705	$ 49,636	$ 53,221	$ 45,146
Sales/Inflows	3,033	2,092	21,700	7,901
Redemptions/Outflows	(1,793)	(1,330)	(6,932)	(5,422)
Exchanges	4	8	3	2
Market Value Change	4,570	2,815	7,527	5,594

Net Change	5,814	3,585	22,298	8,075

Equity Fund Assets - End of Period	$ 75,519	$ 53,221	$ 75,519	$ 53,221

Fixed Income Fund Assets - Beginning of Period	24,449	19,872	21,482	18,213
Sales/Inflows	1,423	1,752	7,516	5,077
Redemptions/Outflows	(1,090)	(587)	(3,517)	(2,199)
Exchanges	2	29	(41)	22
Market Value Change	(152)	416	(808)	369

Net Change	183	1,610	3,150	3,269

Fixed Income Fund Assets - End of Period	$ 24,632	$ 21,482	$ 24,632	$ 21,482

Bank Loan Fund Assets - Beginning of Period	21,006	19,511	19,982	16,816
Sales/Inflows	963	1,422	6,630	6,968
Redemptions/Outflows	(1,660)	(1,083)	(6,231)	(4,178)
Exchanges	(32)	(35)	(136)	(77)
Market Value Change	104	167	136	453

Net Change	(625)	471	399	3,166

Bank Loan Fund Assets - End of Period	$ 20,381	$ 19,982	$ 20,381	$ 19,982

Long-Term Fund Assets - Beginning of Period	115,160	89,019	94,685	80,175
Sales/Inflows	5,419	5,266	35,846	19,946
Redemptions/Outflows	(4,543)	(3,000)	(16,680)	(11,799)
Exchanges	(26)	2	(174)	(53)
Market Value Change	4,522	3,398	6,855	6,416

Net Change	5,372	5,666	25,847	14,510

Total Long-Term Fund Assets - End of Period	$ 120,532	$ 94,685	$ 120,532	$ 94,685

Separate Accounts - Beginning of Period	35,565	28,899	30,494	27,650
Institutional/HNW Account Inflows	1,301	590	4,410	2,320
Institutional/HNW Account Outflows	(734)	(1,394)	(4,411)	(4,440)
Institutional and HNW Assets Acquired [1,2]	-	-	270	449
Retail Managed Account Inflows	1,525	1,030	6,160	3,556
Retail Managed Account Outflows	(738)	(386)	(2,414)	(2,155)
Separate accounts market value change	2,634	1,755	5,044	3,114

Net Change	3,988	1,595	9,059	2,844

Separate accounts - End of Period	$ 39,553	$ 30,494	$ 39,553	$ 30,494

Cash management fund assets - End of Period	1,586	3,728	1,586	3,728

Total Assets Under Management - End of Period	$ 161,671	$ 128,907	$ 161,671	$ 128,907

Table 4 Long-Term Fund and Separate Account Net Flows (in millions)

	Three Months Ended		Twelve Months Ended

	October 31,	October 31,	October 31,	October 31,
	2007	2006	2007	2006

Long-term funds:
Open-end and other funds	$ 426	$ 1,773	$ 7,604	$ 5,575
Closed-end funds	131	53	10,031	323
Private funds	319	439	1,531	2,249
Institutional/HNW accounts	567	(804)	(1)	(2,120)
Retail managed accounts	787	644	3,746	1,401

Total net flows	$ 2,230	$ 2,105	$ 22,911	$ 7,428

[1]	Managed Risk Advisors, LLC acquired by Eaton Vance subsidiary, Parametric Portfolio Associates LLC, in May 2007.

[2]	Voyageur Asset Management acquired by Eaton Vance in December 2005.